Exhibit 3.13


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               DYNEX CAPITAL, INC.

     1. The name of the Corporation is Dynex Capital, Inc.

     2. The texts of the amendments are as follows:

        Articles IIIA, IIIB and IIIC shall be deleted, and in place thereof shall be inserted the text as set forth in Appendix A, attached hereto.

     3. The amendments provide for the exchange of shares of Series A Cumulative Convertible Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Convertible Preferred Stock for shares of newly designated Series D Cumulative Convertible Preferred Stock and shares of Common Stock. The Corporation will implement this exchange by providing holders of the exchanged shares with new stock certificates representing the shares of newly designated Series D Cumulative Convertible Preferred Stock and the shares of Common Stock.

     4. The amendments to the Articles of Incorporation were proposed by the Board of Directors and submitted to the shareholders entitled to vote thereon for approval in accordance with Section 13.1-710 of the Virginia Stock Corporation Act at a special meeting convened on April 29, 2004 and concluded on April 30, 2004. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act, no action by the holders of the Corporation's Common Stock was required.

     5. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments are as follows:

                   Designation of Voting Group                  Number of Shares        Number of Votes
                   Entitled to Vote Separately                    Outstanding         Entitled to be Cast
                   ---------------------------                  ----------------      -------------------

     Series A Cumulative Convertible Preferred Stock                 493,595               493,595

     Series B Cumulative Convertible Preferred Stock                 688,189               688,189

     Series C Cumulative Convertible Preferred Stock                 684,893               684,893

     6. The total number of undisputed votes cast for the amendments for each voting group are as follows, such votes being sufficient for approval of the amendments by each voting group:

                   Designation of Voting Group                Number of Undisputed Votes Cast in
                   Entitled to Vote Separately                   Favor of the Amendments
                   ---------------------------                ----------------------------------

     Series A Cumulative Convertible Preferred Stock                           347,551

     Series B Cumulative Convertible Preferred Stock                           498,658

     Series C Cumulative Convertible Preferred Stock                           500,672


         IN WITNESS WHEROF, the undersigned has executed these Articles of Amendment on behalf of the Corporation.

                                        DYNEX CAPITAL, INC.



Dated:  May 18, 2004                    By:   /s/  Stephen J. Benedetti
                                            ------------------------------------
                                            Stephen J. Benedetti
                                            Executive Vice President,
                                              Chief Financial Officer
                                              and Secretary


                              A. SERIES D PREFERRED


Section 1. Number of Shares and Designation.
---------- ---------------------------------

     (a) This series of Preferred Stock shall be designated as Series D 9.50% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock") and up to five million seven hundred thirteen thousand four hundred thirty (5,713,430) shall be the number of shares of such Preferred Stock constituting this series.

     (b)   Upon the effectiveness of this Article IIID:

           (i) Each share of the Corporation's Series A Preferred Stock shall be deemed to have been converted into 2.784 shares of Series D Preferred Stock and 0.6373 shares of Common Stock. Each holder of Series A Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

          (ii) Each share of the Corporation's Series B Preferred Stock shall be deemed to have been converted into 2.842 shares of Series D Preferred Stock and 0.6506 shares of Common Stock. Each holder of Series B Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

         (iii) Each share of the Corporation's Series C Preferred Stock shall be deemed to have been converted into 3.480 shares of Series D Preferred Stock and 0.7967 shares of Common Stock. Each holder of Series C Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

Section 2. Definitions.
---------- ------------

     For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

     "Act" shall mean the Securities Act of 1933, as amended.

     "Affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "Call Date" shall have the meaning set forth in paragraph (b) of Section 5 hereof.

     "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which such Common Stock shall be reclassified.

     "Conversion Ratio" shall mean the conversion ratio per share of Common Stock for which each share of Series D Preferred Stock is convertible, as such Conversion Ratio may be adjusted pursuant to Section 7. The initial Con- version Ratio shall be one share of Common Stock for each share of Series D Preferred Stock.

     "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

     "Dividend Payment Date" shall mean, with respect to each Dividend Period, the last day of January, April, July and October, in each year, commencing on July 31, 2004 with respect to the period commencing on April 7, 2004 and ending June 30, 2004; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

     "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on April 7, 2004 and end on and include June 30, 2004).

     "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

     "Issue Date" shall mean April 7, 2004 or the earlier date of issue of the Series D Preferred Stock.

     "Issue  Price" shall mean the amount of $10.00.

     "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Series D Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

     "Press  Release"  shall have the meaning set forth in  paragraph  (a)(i) of
Section 5 hereof.

     "Series A Preferred Stock" shall mean the Series A Cumulative Convertible Preferred Stock formerly authorized by Article IIIA of these Articles of Incorporation.

     "Series B Preferred Stock" shall mean the Series B Cumulative Convertible Preferred Stock formerly authorized by Article IIIB of these Articles of Incorporation.

     "Series C Preferred Stock" shall mean the Series C Cumulative Convertible Preferred Stock formerly authorized by Article IIIC of these Articles of Incorporation.

     "Series D Preferred Stock" shall have the meaning set forth in Section 1 hereof.

     "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day" as to any securities, shall mean any day on which such securities are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, on NASDAQ or, if such securities are not quoted on NASDAQ, in the securities market in which such securities are traded.

     "Transaction" shall have the meaning set forth in paragraph (e) of Section 7 hereof.

     "Transfer Agent" means Wachovia Bank Shareholder Services or such other transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Series D Preferred Stock.

Section 3. Dividends.
---------- ----------

     (a) The holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Series D Preferred Stock equal to the greater of (i) the base dividend of $0.2375 per quarter (the "Base Rate") or (ii) the aggregate quarterly dividends declared on the shares of the Common Stock (or portion thereof) into which each share of the Series D Preferred Stock is convertible. The initial Dividend Period shall commence on the Issue Date and end on June 30, 2004. The dividends payable with respect to the portion of the initial Dividend Period commencing on the Issue Date and ending on June 30, 2004 shall be prorated from the Issue Date and determined by reference to the Base Rate. The amount referred to in clause (ii) of this paragraph (a) with respect to each Dividend Period shall be determined by multiplying each share of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Series D Preferred Stock would be convertible at the close of business on the record date for the payment of dividends on the Series D Preferred Stock (based on the Conversion Ratio then in effect) by the quarterly cash dividend payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such Dividend Period or, if different, with respect to the most recent quarterly period for which dividends with respect to the Common Stock have been declared. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series D Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date which shall be not more than sixty (60) days prior to the applicable Dividend Payment Date and shall be fixed by the Board of Directors to coincide with the record date for the regular quarterly dividends, if any, payable with respect to the Common Stock; provided, however, that the record dates for the Dividend Period ending December 31, may be separated so that the record date for the Common Stock dividend is December 31 and the record date for the Series D Preferred Stock dividend is January 1 and vice versa. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date, shall precede by not more than forty-five (45) days the payment date thereof, as may be fixed by the Board of Directors.

     (b) The amount of dividends payable per share of Series D Preferred Stock for the portion at the initial Dividend Period commencing on the Issue Date and ending and including June 30, 2004, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year. Holders of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series D Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

     (c) So long as any of the shares of Series D Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Series D Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date.

     (d) So long as any of the shares of Series D Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than by a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Series D Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Series D Preferred Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Series D Preferred Stock.

Section 4. Liquidation Preference.
---------- -----------------------

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive an amount in cash per share of Series D Preferred Stock ("Liquidation Preference") equal to the Issue Price, plus an amount in cash equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series D Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

     (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series D Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

Section 5. Redemption at the Option of the Corporation.
---------- --------------------------------------------

     (a) Shares of Series D Preferred Stock will be redeemable by the Corporation, in whole or in part, at the option of the Corporation as set forth herein, subject to the provisions described below:

              (i) Provided that for twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, including the last Trading Day of such period, the closing price of the Common Stock on the NYSE equals or exceeds $10.00, shares of Series D Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation by issuing and delivering to each holder for each share of Series D Preferred Stock to be redeemed one share of authorized but previously unissued Common Stock, subject to adjustment of the Conversion Ratio as provided in Section 7 plus accumulated, accrued and unpaid dividends (as provided below), which are to be paid in cash through the end of the prior Dividend Period; however, no dividend will be payable for the Dividend Period in which such a redemption occurs if such redemption occurs before the record date for the dividend on the Common Stock, in which event, the dividend will be payable through the redemption date, provided, however, if no dividend on the Common Stock has been declared for such period, a dividend shall be paid on the redeemed Series D Preferred Stock in cash and on a pro rata basis for the period in which such redemption occurs). In order to exercise its redemption option pursuant to this paragraph (a)(i), the Corporation must issue a press release announcing the redemption (the "Press Release") prior to the opening of business on the second Trad-ing Day after the condition upon which this redemption is based has been satisfied. The Press Release shall announce the redemption and set forth the number of shares of Series D Preferred Stock that the Corporation intends to redeem; or

             (ii) Shares of Series D Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation out of funds legally available therefore for cash at the Issue Price per share, plus any accumulated, accrued and unpaid dividends (as provided in Section 5(b) below), plus the pro-rated dividend accrued from the beginning of the current Dividend Period to the date of redemption determined by reference solely to the Base Rate.

     (b) Shares of Series D Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than thirty (30) days nor more than 60 days after (i) the date on which the Corporation issues the Press Release, if such redemption is pursuant to paragraph (a)(i) of this Section 5, or (ii) the date notice of redemption is sent by the Corporation, if such redemption is pursuant to paragraph (a)(ii) of this Section 5. In the event of a redemption pursuant to
Section 5(a)(i) or 5(a)(ii), if the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then (i) in the event of a redemption pursuant to Section 5(a)(i) each holder of Series D Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date and (ii) in the event of a redemption pursuant to
Section 5(a)(ii), each holder of Series D Preferred Stock at the close of business on such dividend payment record date shall be entitled to the portion of the dividend accrued from the beginning of the Dividend Period in which the redemption occurs and ending on the Call Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series D Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

           If the dividend payment record date for the Series D Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Series D Preferred Stock whose shares are redeemed for Common Stock does not receive dividends on both the shares of Series D Preferred Stock and the Common Stock for which such shares are redeemed for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no redemption after the earlier of such record dates will be accepted until after the latter of such record dates.

     (c) If full cumulative dividends on all outstanding shares of Series D Preferred Stock of the Corporation have not been paid or declared and set apart for payment, no shares of Series D Preferred Stock may be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Series D Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series D Preferred Stock.

     (d) If the Corporation shall redeem shares of Series D Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed and, if such redemption is pursuant to paragraph (a)(i) of this Section 5, such notice shall be given not more than ten (10) Business Days after the date on which the Corporation issues the Press Release; if the Corporation shall redeem shares of Series D Preferred Stock pursuant to paragraph (a)(ii) of this Section 5, notice of such redemption shall be given not less than thirty (30) nor more than sixty
(60) days prior to the Call Date. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation, or by publication in The Wall Street Journal or The New York Times, or if neither such newspaper is then being published, any other daily newspaper of national circulation not less than thirty (30) nor more than sixty (60) days prior to the Call Date. If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series D Preferred Stock to be redeemed. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date;
(2) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) whether redemption will be for shares of Common Stock pursuant to paragraph (a)(i) of this Section 5 or for cash pursuant to paragraph (a)(ii) of this Section 5, and, if redemption will be for Common Stock, the number of shares of Common Stock to be issued with respect to each share of Series D Preferred Stock to be redeemed; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock and (5) the then-current Conversion Ratio. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the number of shares of Common Stock and/or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series D Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series D Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Series D Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series D Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and/or cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide shares of Common Stock and/or cash in accordance with the preceding sentence shall be deemed fulfilled if on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of, a bank or trust company that has a capital and surplus of at least $50,000,000, such number or shares of Common Stock and such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or cash be applied to the redemption of the shares of Series D Preferred Stock so called for redemption. In the case of any redemption pursuant to paragraph (a)(i) of this Section 5, at the close of business on the Call Date, each holder of shares of Series D Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Series D Preferred Stock are to be converted at redemption, regardless of whether such holder has surrendered the certificates representing the shares of Series D Preferred Stock to be so redeemed. No interest shall accrue for the benefit of the holders of shares of Series D Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of shares of Series D Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for certificates representing shares of Common Stock and/or any cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series D Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series D Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Series D Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     (e)  In  the case  of any redemption  pursuant to  paragraph (a)(i) of this
Section 5, no fractional shares of Common Stock or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the shares of Series D Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon redemption of shares of Series D Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

     (f)  In the case of any redemption  pursuant  to  paragraph  (a)(i) of this
Section 5, the Corporation covenants that any shares of Common Stock issued upon redemption of shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable. The Corporation shall use its best efforts to list, subject to official notice of issuance, the shares of Common Stock required to be delivered upon any such redemption of shares of Series D Preferred Stock, prior to such redemption, on a national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of such delivery.

          The Corporation shall take any action necessary to ensure that any shares of Common Stock issued upon the redemption of Series D Preferred Stock are freely transferable and not subject to any resale restrictions under the Act or any applicable state securities or blue sky laws (other than any shares of Common Stock issued upon redemption of any Series D Preferred Stock which are held by an "affiliate" (as defined in Rule 144 under the Act) of the Corporation).

Section 6. Stock To Be Retired.
---------  -------------------

     All shares of Series D Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series. The Corporation may also retire any unissued shares of Series D Preferred Stock, and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 7. Conversion into Common Stock.
---------- -----------------------------

     Holders of shares of Series D Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

     (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series D Preferred Stock shall have the right, at such holder's option at any time to convert such shares, in whole or in part, into one share, subject to adjustment as provided in this Section 7, of fully paid and non-assessable, authorized but previously unissued Common Stock per each share of Series D Preferred Stock by surrendering such shares to be converted, such surrender made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares of Series D Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of shares of Common Stock and/or cash payable upon such redemption under Section 5 hereof.

     (b) In order to exercise the conversion right, the holder of each share of Series D Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series D Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series D Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

     Holders of shares of Series D Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation. If the dividend payment record date for the Series D Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Series D Preferred Stock whose shares are converted into Common Stock does not receive dividends on both the shares of Series D Preferred Stock and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

     (c) No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Series D Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

     (d) The  Conversion  Ratio shall be adjusted  from time to time as follows:

         (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of Common Stock,
     (B) subdivide its outstanding Common Stock into a greater number of shares,
     (C) combine its outstanding Common Stock into a smaller number of shares or
     (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or re-classification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter sur-rendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series D Prefer-red Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a sub-division, combination or reclassification. An adjustment made pursuant to this paragraph (d)(i) of this Section 7 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

        (ii) If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this para-graph (d)(ii) of this Section 7) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders en-titled to receive such rights, options or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multi-plying the Conversion Ratio in effect immediately prior to the opening of business on the day following the date fixed for such determination by a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that the aggre-gate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, op-tions or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

       (iii) No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%, in such ratio, provided, however, that any adjustments that by reason of this paragraph (d)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made: and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this paragraph
     (d)(iii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corpor-ation shall not be required to make any adjustment of the Conversion Ratio for the issuance of any shares of Common Stock pursuant to any plan pro-viding for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 7 shall be made to the nearest one-tenth of a share (with .05 of a share being rounded upward). Anything in this paragraph (d) of this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, in addition to those required by this paragraph (d), as it in its discre-tion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribu-tion of rights or warrants to purchase stock or securities, or a distribu-tion of other assets (other than cash dividends) hereafter made by the Cor-poration to its stockholders shall not be taxable, or if that is not pos-sible, to diminish any income taxes that are otherwise payable because of such event.

     (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock, but excluding any transaction as to which paragraph (d)(i) of this Section 7 applies (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Series D Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph
(e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Stock that will contain provisions enabling the holders of the Series D Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

     (f) If,

         (i) the Corporation shall declare a dividend (or any other distribu-tion) on the Common Stock (other than cash dividends and cash distribu-tions); or

        (ii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

       (iii) there shall be any reclassification of the Common Stock or any con-solidation or merger to which the Corporation is a party and for which ap-proval of any stockholders of the Corporation is required, or a statutory share exchange, or an issuer or self tender offer by the Corporation for all or a substantial portion of its outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

        (iv) there shall occur the voluntary or involuntary liquidation, dissol-ution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Series D Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

     (g) Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Ratio to each holder of shares of Series D Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

     (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

     (i) There shall be no adjustment of the Conversion Ratio in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

     (j) If the Corporation shall take any action affecting the Common Stock other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Series D Preferred Stock, the Conversion Ratio for the Series D Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion may determine to be equitable under the circumstances.

     (k) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Series D Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock not theretofore converted into Common Stock. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

         The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable.

         The Corporation shall use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the shares of Series D Preferred Stock, prior to such delivery, on a national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of such delivery.

         The Corporation shall take any action necessary to ensure that any shares of Common Stock issued upon conversion of shares of Series D Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock which are held by an "affiliate" (as defined in Rule 144 under the Act).

     (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Series D Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8.  Conversion into Senior Notes.
----------  -----------------------------

     (a) If at any time the Corporation:

         (i) falls in arrears in the payment of dividends on the Series D Preferred Stock in an aggregate amount equal to the full accrued dividends for two quarterly Dividend Periods; or

        (ii) fails to maintain consolidated shareholders' equity determined in accordance with generally accepted accounting principles of at least 200% of the aggregate Issue Price of the then outstanding Series D Preferred Stock, then the Series D Preferred Stock will automatically convert into 9.50% Senior Notes (the "Conversion Notes"), which will be in substantially the following form:

[Date]            ,
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                               DYNEX CAPITAL, INC.

                                9.50% Senior Note

     DYNEX CAPITAL, INC., a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia (the "Company"), for value received hereby promises to pay to the order of ___________________ (the "Note Holder") the principal sum of ____________ Dollars ($_________) with interest thereon at the rate of 9.50% per annum, payable as follows:

         a. Interest in quarterly installments payable only on the last day of the months of _______ , _______ , _______ ,and _______
    commencing  from the date of issuance of this Note (the "Issue Date");
    and

         b. Principal in arrears, together with associated interest, commencing the third year after the Issue Date over eight quarterly periods payable on the last day of the months of _______ , _______ , _______ ,and _______; provided, however, that such quarterly payments will not begin until after the Company tenders its last payment on the Company's 9.50% Senior Notes due 2007.

     The principal and interest payable on this Note will be paid to the person in whose name this Note is registered at the close of business on the record date, which shall be _______ , _______ , _______ ,and _______ (whether or not a business day). Interest shall be paid by check mailed to the Noteholder at the registered address of such person unless other arrangements are made by the Noteholder with the Company.

     Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.

     The Company will have the right to prepay or redeem this Note in part or in its entirety, including all accrued interest due hereon, at its option, anytime prior to maturity without penalty.

     The Company covenants that, until it satisfies its obligations pursuant to the terms of this Note, it will not (i) repurchase outstanding capital stock of the Company or (ii) make distributions to shareholders of the Company other than such distributions necessary to maintain the Company's status as a real estate investment trust pursuant to the Internal Revenue Code of 1986, as amended.

     Any of the following shall constitute an "Event of Default" hereunder: (i) the failure to pay any sum due hereunder within ten (10) days after a notice of default is delivered to Company by Noteholder following the date such sum is due, (ii) Company's admission in writing that it is unable to pay its debts as they become due, (iii) any assignment by the Company for the benefit of its creditors, or (iv) Company's filing or having filed against it a petition in bankruptcy. Upon the occurrence of an Event of Default, interest shall begin to accrue at a rate of __% per annum from the date of said occurrence until this
Note is paid in full. Upon the occurrence of an Event of Default, the outstanding principal balance hereof and all interest accrued thereon shall become due and payable immediately at the election of Noteholder, without notice. Failure to exercise this option upon any such Event of Default shall not constitute or be construed as a waiver of the right to exercise such option subsequently.

     This Note has been executed and delivered in the Commonwealth of Virginia, and shall be construed and governed by the laws of the Commonwealth of Virginia.

     The provisions of this Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Noteholder.
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         (b) The Conversion Notes shall be subordinate only to the Corporation's
9.50% Senior Notes due April 2007 (the "2007 Senior Notes"). The principal payments under the Conversion Notes will not begin until after the Corporation tenders its last payment on the 2007 Senior Notes.

         (c) If the Series D Preferred Stock converts into Conversion Notes, then the aggregate amount of accrued and unpaid dividends payable to holders of the Series D Preferred Stock, including pro-rata dividends, will be added to the principal balance of the Conversion Notes.

         (d) The Conversion Notes shall be issued pursuant to an indenture substantially similar to the indenture that governs the Corporation's 9.50% Senior Notes due 2007 and that complies with the requirements of the Trust Indenture Act of 1939.

Section 9.  Ranking.
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     The  Series D  Preferred  Stock will rank  senior to the Common  Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Corporation. The Corporation is not permitted to issue any stock ranking senior to the Series D Preferred Stock as to the payment of dividends or amounts upon liquidation, without the approval of the holders of two-thirds (2/3) of the Series D Preferred Stock.

Section 10.  Voting.
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         (a) The  holders of the  Series D  Preferred  Stock  voting as a single class, will have the right to elect two representatives to the Board of Directors of the Corporation so long as there remains outstanding greater than or equal to 50% of the number of shares of Series D Preferred Stock issued in accordance with Section 1(b). If the amount of Series D Preferred Stock at any time outstanding is less than 50% of the number of shares of Series D Preferred Stock issued in accordance with Section 1(b), then the holders of the Series D Preferred Stock will have the right to elect one representative to the Board of Directors of the Corporation. In this event, unless one of the two directors delivers notice of his resignation to the Corporation within ten days after receiving notice of the change in the right of the holders of the Series D Preferred Stock to elect representatives to the Board of Directors, the term of the board representative of the holders of the Series D Preferred Stock who received the fewest number of votes in the most recent election of directors shall terminate effective as of the date on which the amount of Series D Preferred Stock outstanding ceased to be greater than or equal to 50% of the number of shares of the Series D Preferred Stock issued in accordance with
Section 1(b). If no Series D Preferred Stock remains outstanding, the holders of the Series D Preferred Stock shall no longer have the right to elect any representatives to the Board of Directors of the Corporation, and the term of the board representatives of the holders of the Series D Preferred Stock shall terminate effective as of the date on which the Series D Preferred Stock ceased to be outstanding. However, if the reason that the Series D Preferred Stock ceased to be outstanding is the conversion of the Series D Preferred Stock pursuant to Section 8, then any representatives to the Board of Directors of the Corporation elected by the holders of the Series D Preferred Stock will continue in office until the next succeeding meeting of the shareholders of the Corporation.

         (b) So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, as amended, and subject to Section 11 below, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series D Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                  (i) Any amendment, alteration or repeal of any of the provisions of this amendment to the Articles of Incorporation, the Articles of Incorporation or the Bylaws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Stock; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series D Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Stock; or

                  (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior or senior to the Series D Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends; provided, however, that no such vote of the holders of Series D Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series D Preferred Stock at the time outstanding.

         For purposes of the foregoing provisions of this Section 10, each share of Series D Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Series D Preferred Stock as a single class on any matters then the Series D Preferred Stock and such other series shall have with respect to such matters one (1) vote per $10.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series D Preferred Stock shall not have any relative participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 11.  Restriction on Payments.
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     The  Corporation  will not make any  payments for (a)  repurchases,  tender offers, and other retirements of Common Stock of the Corporation or (b) dividends on Common Stock in excess of the amount of payment required to maintain the status of the Corporation as a real estate investment trust unless, after taking into account such payment, consolidated shareholders equity of the Corporation, as determined in accordance with generally accepted accounting principles, exceeds 300% of the aggregate Issue Price of the then outstanding Series D Preferred Stock unless approved by the holders of at least 75% of the Series D Preferred Stock.

Section 12.  Record Holders.
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     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.